Exhibit 10.2

Thomas Renaud, Agent Daniel Renaud, Agent Fredric Obsbaum, Manager	Arrowhead Capital Advisors, a division of Trump Securities, LLC 39 Broadway, Suite 3300 New York, NY 10006, United States Tel: +1 212 509 7800

____________________, 2016

NABUFIT Global, Inc.
626 East 1820 North, Orem, UT, 84097, United States.

Brian Mertz; CEO
Phone: +4523903300  Denmark
Email: bm@nabufit.com
Bob Bench; CFO
Phone: 801-362-2115
Email: bobbench@nabufit.com

Attn:	Mr. Brian Palm Svaneeng Mertz - Chief Executive Officer
Mr. Robert Bench – Chief Financial Officer

Private Placement and Advisory

Dear Mr. Mertz and Mr. Bench,

This letter (the "Agreement") will confirm our understanding that NABUFIT Global, Inc. (the "Company") has engaged Arrowhead Capital Advisors, a division of Trump Securities, LLC ("ACA" or "Advisor") to act as the Company's non-exclusive placement agent in connection with a Transaction as defined below. The specific terms and conditions of the Transaction shall be determined by good faith negotiations between the parties in the Transaction. References herein to the "Company" shall be deemed to include without limitation, any entity in existence or formed, that the Company, whichever the case may be, may form or utilize to effect the Transaction.

Transaction.  For purposes of this agreement, the term "Transaction" (the "Transaction") shall include, without limitation, any transaction or series or combination of related transactions whereby, directly or indirectly, an interest or equity in, a loan to, a royalty, an off-take agreement, or a licensing agreement with the Company and/or its subsidiaries or any amount of their respective assets, is transferred for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, a minority investment, a spin-off or a split-off, the formation of a joint venture or partnership, or any similar transaction, or any revolving credit facility.

Section 1. Scope of Engagement and Services.  In connection with this engagement, ACA shall, as appropriate:

(a)
familiarize itself to the extent appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company in order to, among other things, analyze the potential contributions of such business, operations and facilities to the Company's future operating results, it being understood that Advisor shall be entitled, in the course of such familiarization, to rely upon publicly available information and such other information as may be supplied by the Company, without independent investigation;

(b)	advise and assist the Company in negotiating the terms and conditions of the above defined or other transaction;
(c)
introduce the Company to business partners ("Introduced Parties"); this Agreement also covers indirect introductions from Introduced Parties – that is, if an Introduced Party introduces the Company to a third party, then this third party is also deemed an Introduced Party; a list of Introduced Parties will be appended hereto as Annex B and incorporated herein and will be updated from time to time as appropriate;

(d)
advise and assist management in preparing for presentations to investors, lenders and/or other financial sources, including the development of the best strategy for demonstrating the experience of management and the scope of such experience;

(e)	perform such other financial advisory services as ACA and the Company may from time to time agree upon.

Section 2. Compensation.

(a)	Upon the execution of this Agreement, the Company shall pay to Trump Securities a due diligence cash fee of US$10,000 ("fifteen thousand US dollars").

(b)
In the event a Transaction is consummated with any Introduced Parties, the Company will also pay to Trump Securities an aggregate transaction fee (the "Transaction Fee") as stated below, consisting of a Cash Fee. All such fees shall be immediately paid by the Company to Trump Securities at the closing of the Transaction, however, if such Transaction occurs through multiple closings, then pro rata portion of such fees shall be paid upon each closing:

i.	Cash Fee. The Company shall pay to Trump Securities an aggregate cash fee equal to ten percent (10%) of the aggregate amount of the Transaction.

(c)
If the Transaction is not consummated prior to the expiration or termination of this agreement, Trump Securities shall be entitled to the full Transaction Fee set forth in Section 2(b) with respect to any Transaction consummated with any Introduced Parties within eighteen (18) months following the expiration or termination of this Agreement. (the "Tail Period")

Section 3. Indemnification.The Company agrees to indemnify and defend ACA in accordance with the provisions of Annex A hereto, which is incorporated by reference and made a part hereof.

Section 4. Expenses.The Company shall reimburse ACA for all of its Company-pre-approved, actual and out-of-pocket expenses, including but not limited to reasonable and documented travel, legal fees and other expenses, incurred in connection with the Transaction, whether or not the Transaction is completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. ACA will not bear any of the Company's legal, accounting, printing or other expenses in connection with any transaction considered or consummated hereby. It also is understood that ACA will not be responsible for any fees or commissions payable to any finder or to any other financial or other advisor utilized or retained by the Company.

Section 5. ACA's and the Company's Relationships with Others. The Company acknowledges that ACA and its affiliates are in the business of providing investment banking, financial advisory and consulting services to others and agrees that the provision of such services shall not constitute a breach hereof of any duty owed to the Company by virtue of this Agreement.  Nothing contained herein, other than ACA's obligations relating to the Company's Confidential Material as provided in Section 6 hereof, shall be construed to limit or restrict ACA or its respective affiliates in conducting such businesses with respect to others or in rendering such services to others.

Section 6. Confidential Information. In connection with the rendering of services hereunder, ACA has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed "Confidential Material", shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by ACA without the prior written consent of the Company.  In the event ACA is required by applicable law or legal process to disclose any of the Confidential Material, ACA will deliver to the Company prompt notice of such requirement, if legally permissible, (by fax or overnight courier promptly following ACA's knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, ACA is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, ACA may do so without liability hereunder.

Section 7. Limitation Upon the Use of Advice and Services.

(a)	No person or entity, other than the Company and its affiliates and subsidiaries (including its directors, officers and employees), shall be entitled to make use of, or rely upon any advice of ACA to be given hereunder, and the Company shall not transmit such advice to, or encourage or facilitate the use or reliance upon such advice by others without the prior written consent of ACA.

(b)
The Company hereby acknowledges that ACA, for services rendered as contemplated by this Agreement, does not make any commitment whatsoever to make a market in any of the Company's securities on any stock exchange or in any electronic marketplace.

(c)
Use of ACA's name in annual reports or any other report of the Company or releases by the Company requires the prior written approval of ACA unless the Company is required by law to include ACA's name in such annual reports, other report or release of the Company, in which event the Company shall furnish to ACA copies of such annual reports or other reports or releases using ACA's names in advance of publication by the Company.

Section 8. Public Announcements.  The Company agrees that ACA may place announcements or advertisements or otherwise publicize ACA's role hereunder subject to an advanced approval in writing, by the Company, of such publication and to any applicable law, including the US securities regulations.  The Company further agrees to include reference to ACA and ACA's role in the Transaction in the press releases regarding the Transaction (the "Press Releases").  ACA shall have the right to review and approve the Press Releases prior to publication, ACA's approval not unreasonably withheld.

Section 9. No Finders or Other Brokers.  The Company represents that this agreement does not conflict with any other finder or broker agreement entered into by Company, and that, without limitation, if another person or entity is entitled to payment by Company of a finder's fee or any type of brokerage commission in connection with any Transactions contemplated by this Agreement as a result of any agreement or understanding with the Company, this will not reduce Company's obligations to ACA hereunder.

Section 10. Information; Cooperation.  The Company will cooperate with and will furnish ACA with all reasonable information and data concerning the Company and the Transaction, which ACA deems appropriate and will provide ACA with reasonable access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents that all information and any disclosure materials made available to ACA for distribution to investors will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that to the extent any projections are furnished, such projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. ACA shall not deliver to any prospective investors any information concerning the Company, unless the Company has previously consented to the distribution of such information.

Section 11. Miscellaneous.

(a)	Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at its address as stated on the first page of this Agreement, or if to ACA, addressed to them at: 39 Broadway, Suite 3300, New York, NY 10006, United States. Such notice or other communication shall be deemed to be given on the date of receipt.

(b)
This Agreement embodies the entire agreement and understanding between the Company and ACA and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings that ACA may have had with the Company related to the subject matter of advisory on private placements, and may be modified only by a written instrument duly executed by each party.  This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and ACA.

(c)
This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.  Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the Rules of FINRA as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York under the auspices of FINRA. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

(d)	There is no relationship of partnership, agency, employment, franchise or joint venture between the parties. No party has the authority to bind the other or incur any obligation on the other's behalf.

(e)
The Company hereby acknowledges that ACA is not a fiduciary of the Company.  ACA makes no representations or warranties regarding the Company's ability to secure financing, whether now or in the future.

(f)	This Agreement and the rights hereunder may not be assigned by either party (except by operation of law).

(g)
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12. Termination.  The term (the "Term") of ACA's engagement hereunder shall commence on the date hereof and shall end upon termination by either of the parties. This Agreement can be terminated as follows: (i) seven (7) days after receipt of written notice of termination from either party for any reason.

In the event of any termination of this Agreement prior to the expiration of the Term, this Agreement shall become null and void, except for indemnity obligations of all parties hereunder, reimbursement for Placement Agent expenses incurred up to the date of such termination in accordance with Section 4 hereunder and fees that are or may become due to ACA under Section 2 hereunder.

In addition, in the event this Agreement shall be terminated in accordance with the provisions of this Section 12 or upon expiration of this Agreement, the sections headed "Confidential Information," "Indemnification," "Miscellaneous," "Expenses," and the "Tail Period" provisions set forth under Section 2 will survive.

Signature page follows

We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this agreement.

Very truly yours,

ARROWHEAD CAPITAL ADVISORS, A DIVISION OF TRUMP SECURITIES, LLC

Agreed to and Accepted as of the date above

Representing ACA / TRUMP:

By:          _________________________________________________________
                Fredric Obsbaum
Manager

By:          ________________________________________________________
Thomas Renaud
Agent

By:          ________________________________________________________
Daniel Renaud
Agent

NABUFIT GLOBAL, INC.

By:          _________________________________________________________
Brian Palm Svaneeng Mertz
Chief Executive Officer

By:          _________________________________________________________
Robert Bench
Chief Financial Officer

ANNEX A

INDEMNIFICATION

The Company agrees to indemnify and defend and hold harmless ACA and its affiliates and their respective officers, directors, employees, agents and controlling persons (ACA and each such person being an "Indemnified Party"), from and against any losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law, or otherwise, which relate to or arise in any manner out of any transaction, financing, or any other matter (collectively, the "Matters") contemplated by the engagement letter of which this Annex A forms a part  and the performance by ACA of the services contemplated thereby, and will promptly reimburse each Indemnified Party for all reasonable expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. Notwithstanding the foregoing, the Company shall not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted solely from ACA's bad faith or gross negligence.

If the indemnification of an Indemnified Party provided for this letter agreement is for any reason held unenforceable, although otherwise applicable in accordance with its terms, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and ACA's, on the other hand, of any Matter (whether or not the Matter is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and ACA, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and ACA of any contemplated Matter (whether or not such Matter is consummated) shall be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company as a result of or in connection with any Matter, bears to the fees paid or to be paid to ACA under the engagement letter; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to ACA under the engagement letter of which this Annex A is a part.

Promptly after receipt by ACA or any other Indemnified Party of any notice of any proceeding, or the commencement of any legal action or proceeding in respect of which indemnity may be sought against the Company, ACA or such other Indemnified Party shall notify the Company promptly in writing of the receipt of any such notice or commencement of such an action or proceeding.  In the event the Company shall be obligated under this Indemnification Annex to indemnify ACA and/or such other Indemnified Party, the Company may assume and control all aspects of the defense of such proceeding, including, inter alia, selection of counsel and other professionals (which counsel and professionals shall be reasonably acceptable to ACA) and, subject to the next paragraph, settlement; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ reasonably acceptable counsel as required above, or (iii) the named parties to any such action (including any impleaded parties) include both (a) the Indemnified Parties and (b) the Company, and the Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by ACA.

The Company agrees that it will not, without the prior written consent of ACA, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification may be sought hereunder (whether or not ACA or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of ACA and each other Indemnified Party hereunder from all liability arising out of such claim, action or proceeding.

If ACA or any other Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such party is not named as a defendant, the Company will reimburse ACA for all reasonable expenses incurred in connection with such party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

The provisions of this Annex A shall continue to apply and shall remain in full force and effect regardless of any modification or termination of the engagement or engagement letter of which this Annex A is a part or the completion of ACA's services thereunder.

ANNEX B

INTRODUCED PARTIES

As of ___________________, 2016 (to be updated periodically)

1.
2.